Exhibit 107

Calculation of Filing Fee Tables

Form S-8
(Form type)

Enstar Group Limited
(Exact name of registrant as specified in its charter)

Table 1 – Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule (3)	Amount Registered (1)	Proposed Maximum Offering Price Per Unit (3)	Maximum Aggregate Offering Price (3)	Fee Rate	Amount of Registration Fee (3)
Equity	Ordinary Shares ($1.00 par value)	Other	400,000 (2)	$215.91	$86,364,000.00	0.0000927	$8,005.94

Total Offering Amounts					$86,364,000.00		$8,005.94
Total Fee Offsets							--
Net Fee Due							$8,005.94

(1)     Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the "Securities Act"), this Registration Statement shall also cover any additional ordinary shares that become issuable under the Enstar Group Limited Amended and Restated 2016 Equity Incentive Plan, as adopted on June 14, 2016, amended and restated on November 25, 2019 and amended on June 1, 2022 (such plan, as amended on June 1, 2022, the “Equity Plan”), by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration that increases the number of outstanding ordinary shares.
(2)    Represents 400,000 additional ordinary shares reserved for issuance under the Equity Plan. See “Explanatory Note” in this Registration Statement for additional information.
(3)    Estimated in accordance with Rule 457(c) and (h)(1) under the Securities Act, the proposed maximum offering price per share, proposed maximum aggregate offering price and the amount of the registration fee are based upon the average of the high and low prices reported on The Nasdaq Global Select Market on June 10, 2022.